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                      [LANGER BIOMECHANICS GROUP, INC. LETTERHEAD]


May 2, 1997



Dr. Justin Wernick
The Langer Biomechanics Group, Inc.
450 Commack Road
Deer Park, NY  11729

Dear Justin:

     The following, when signed by both of us, will constitute our agreement as to your continuing relationship with The Langer Biomechanics Group, Inc. (the "Company"):

     1. Functions and Responsibilities. You shall serve the Company as Chief Medical Director and Corporate Secretary for a term described in paragraph 4, below. In such capacities, you shall perform the following functions:

     1.1 Represent the Company at educational seminars and conventions, which we have mutually estimated at ten (10) to twelve (12) such activities annually;

     1.2 Furnish advice to the Company as required in technical and medical areas, such as

          1.2.1 consultations with doctors as required, and

          1.2.2 product development or product revision;

     1.3  Assist the Company in account contact as required; and

     1.4  Contribute articles to Company publications as required.

The use of the term "as required" in the foregoing is intended to mean as required by the Company, but in no event shall the Company be unreasonable, in all of the circumstances, in its requests for your services in the areas described. It is expected that you will be present at the Company's offices at such times presently anticipated to be on each Wednesday in order to permit planning for product meetings, visitor meetings, consults, etc., to be scheduled.

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     2. Exclusions. While it is expected that the Company will be the prime beneficiary of your professional endeavors, nothing contained in this agreement is intended to preclude you from engaging in such independent assignments as do not conflict with the Company's activities. Further, any sales benefits which may arise in the course of your independent assignments shall, wherever possible, accrue to the Company.

     3. Compensation and Benefits. During the term of this agreement, the Company will:

          3.1 pay to you a salary at the annual rate of Sixty-Five Thousand ($65,000.00) Dollars, in such intervals as is the custom of the Company;

          3.2 pay to you an allowance of Two Hundred ($200.00) Dollars per week, intended to reimburse you for any and all expenses related to the maintenance of your office, at your home or elsewhere, as you may determine;

          3.3 continue, for the term of this agreement, to include you in the Company's medical and dental plans, as they may be constituted from time to time;

          3.4 continue to permit you the use of the Company's automobile which you have been driving, and provide insurance with respect thereto;

          3.5 reimburse you for ordinary and reasonable expenses incurred in connection with the discharge of your duties pursuant to this agreement;

     4. Term. This agreement shall be in effect for a period of one year commencing July 1, 1997, and absent a notice of termination by either party to the other 90 days prior to the end of such year shall be automatically renewed for a like term each year thereafter. Either party may notify the other of its intention to terminate this agreement on ninety (90) days written notice given at any time after the end of the first year.

     5. Restrictions.

          5.1 The terms and provisions of paragraph 6, "Post-Employment Activities," of that certain Employment Agreement between the Company and you which was effective as of July 1, 1992, are hereby incorporated into this agreement, with full force and effect, notwithstanding the termination of such Employment Agreement, and shall commence in their application on the first day of the next month immediately following the last payment to you of any salary due under the terms of this agreement.

          5.2 The terms and provisions of that certain "Proprietary Information and Inventions Agreement" between us dated July 31, 1992 are hereby incorporated into this agreement, with full force and effect as if fully set forth herein.

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If the foregoing is in accord with our understanding, please sign this letter at the place provided, and return to us, retaining a copy for your files.


Sincerely yours,


The Langer Biomechanics Group, Inc.

By: /s/ Gary L. Grahn
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    Gary L. Grahn, President



Accepted and Agreed:

/s/ Justin Wernick  Dated: May 2, 1997
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Justin Wernick